Exhibit 10.30

May 28, 2013

Ken Adams

[REDACTED]

Dear Ken,

We are pleased to offer you a full-time exempt position as Senior Vice President, Sales at LeapFrog Enterprises Inc. (the “Company”). Your start date will be June 10, 2013 unless we mutually agree on another date. You will be based out of our Emeryville office at 6401 Hollis Street. This offer of employment is contingent upon you relocating your permanent residence to the San Francisco Bay Area by December 31, 2013. You will report directly to John Barbour, Chief Executive Officer.

LeapFrog offers an exciting challenge for professional and personal growth in a company with a demonstrated commitment to market leadership and excellence. LeapFrog offers a compensation package to reflect our belief in rewarding performance appropriately:

•	Your annual base salary will be $350,000 less standard payroll deductions and tax withholdings.

•	You will be eligible to receive a discretionary annual bonus; your target bonus opportunity level will be 50% of your base salary actually paid during the calendar year. The bonus is in the Company’s discretion and is based upon the company's attainment of financial goals and your achievement of your individual goals and objectives and is subject to your continued employment during the applicable period and on the date the Company pays the bonus, if any, to employees.

In addition, you will become eligible for the following benefits in accordance with Company policy currently in effect:

•	Group health and 401(k) benefits. The effective date for medical, dental and vision insurance and the 401(k) is upon date of hire.

•	Accrual of 4 (four) weeks of vacation per year.

•	Stock Options: We will recommend that the Board of Directors (or a delegated committee) approve the grant of an option to you for the purchase of 200,000 shares of the company’s Class A Common Stock. All stock option grants are subject to the terms and conditions of the Company’s equity plan and the individual grant notice. The option shall have an exercise price equal to the closing fair market value of the Common Stock on the date of the grant. The option shall vest over a four year period, or until your employment ends, as follows:
o	Twenty-five (25%) of the shares subject to the option at twelve (12) months after your first date of employment, and

o	1/36 of the remaining shares subject to the option each month thereafter, for thirty six (36) consecutive months.

•	Restricted Stock Units: We will recommend that the Board of Directors (or appropriate delegated committee) approve the grant of 80,000 restricted stock units. All restricted stock unit grants are subject to the terms and conditions of the Company’s equity plan and the individual grant notice. The restricted stock units shall vest over a four year period, or until your employment ends, as follows: 25% of the shares on each of the first four yearly anniversaries of the grant date.

The grant date of stock options and restricted stock units shall be as set forth in the Company’s grant date policy in effect at the time of grant, unless otherwise approved by the Board of Directors (or a delegated committee).

•	Relocation package. You will receive the relocation benefits set forth in the Executive Homeowner Relocation package, a copy of which is enclosed (the “Executive Homeowner Package”), with the following additional benefit:

o	Relocation Assistance: You will receive 6 (six) monthly payments of $3,000 each beginning with the first payroll following your start date to assist in the relocation of your family to the San Francisco Bay Area. The relocation assistance will end following 6 (six) monthly installments. The relocation assistance shall be subject to applicable tax withholding.

If you voluntarily terminate employment within 24 (twenty-four) months from the effective date of your move, you will be required to refund all or part of the relocation monies spent by the Company.

You will be covered under the Company’s Amended and Restated Senior Management Change in Control and Severance Plan (the “Severance Plan”) as approved by the Board of Directors. Under the Severance Plan, if you are terminated without cause by the Company, or you terminate your employment with the Company for good reason, and a separation from service as defined in the regulations under Section 409A of the Internal Revenue Code of 1986 and the related guidance occurs, you will be entitled to (i) a severance payment equal to one year of your base salary, payable in the form of salary continuation, and (ii) reimbursement for the cost of COBRA coverage for you for one year, in each case subject to the execution of a general release of all claims that you may have against the company and affiliated persons.

The compensation and insurance benefits programs outlined in this letter may be modified by the Company at its discretion from time to time, and acceptance of this offer does not create a contractual obligation to continue your employment in the future. The Company may also change your position, duties and work location at its discretion from time to time as it deems necessary. You will be employed “at will” by the Company and are subject to termination at any time, with or without cause or advance notice. You will also retain the right to terminate your employment at any time for any reason, with or without advance notice. Your employment will be subject to all of the Company policies as in effect from time to time. The employment at-will relationship may not be modified except in writing signed by the Chief Executive Officer of the Company.

As a LeapFrog employee, you will be expected to abide by all Company rules and regulations, including LeapFrog's Code of Business Conduct and Ethics, and, as a condition of employment, you will be required to read and sign an Employee Acknowledgement when you begin your employment with the Company. This offer of employment is contingent upon your submission and completion of I-9 documentation and a signed Employee Proprietary Information and Inventions Agreement along with the successful completion of any background and reference checks.

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On your first day, please bring with you two forms of I-9 acceptable documentation, as well as a voided check (if you would like direct deposit for your paycheck).

In addition, you will receive a separate packet with the following forms that must be turned in your first day to be approved for your photo I.D. badge:

•	Employment Eligibility Verification (I-9)
•	W-4 Federal Tax Exemption Form
•	Voluntary Self-Identification
•	Employee Information Sheet
•	Direct Deposit Authorization Form
•	Employee Proprietary Information and Inventions Agreement
Please	read and sign the acknowledgement on page 4.
Complete	Exhibit B on last page and sign.
•	Code of Business Conduct and Ethics
Please	sign and return the acknowledgement page only.
•	Sexual Harassment Policy
•	Information Security Policy
Please	sign and return the acknowledgement page only.
•	Agreement to Arbitrate Optional

You will not be given a photo badge until you successfully complete the above documents. This badge will give you access between suites as well as to our parking garage for free parking.

This offer is valid through May 29, 2013, and a signed copy of this offer letter must be returned to my office by such date. The additional copy should be retained for your records. This letter, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment relationship with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. If you have any questions regarding our offer, please contact Saydeah Howard at (510) 420-4808 or via confidential fax at (510) 420-5005.

Please look out for an email from Ann Liu, HR & OD Coordinator, prior to your start date. Once you arrive on your start date, she will greet you in the lobby.

We are looking forward to establishing a mutually rewarding relationship with you and welcome your contribution to our company.

Sincerely,

/s/ John Barbour

John Barbour

Chief Executive Officer

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By signing below, you represent that you have read and agree to the terms of the above offer and agree to start your employment with LeapFrog on June 10, 2013. In addition, you represent that you are not subject to any agreement, judgment, order, or restriction which would be violated by your being employed with the Company or that in any way restricts your ability to perform services for the Company.

Signature: /s/ Kenneth A. Adams	Date: 6/5/2013

Print Name: Kenneth A. Adams

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